CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-82876 and 811-21035) of our report dated June 24, 2016 on the financial statements and financial highlights of Dreyfus Prime Money Market Fund (one of the series comprising CitizensSelect Funds) (the “Fund”) included in the Fund’s annual report for the fiscal year ended April 30, 2016.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

August 23, 2016